FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President and CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 Jane Petrino (Investors) Tel: (212) 845-4274

Avalon Pharmaceuticals Reports Fourth Quarter and Full Year 2005 Results

GERMANTOWN, MD, March 7, 2006 — Avalon Pharmaceuticals, Inc. (Nasdaq and ArcaEx®: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced financial and operational results for the quarter and twelve months ended December 31, 2005.

“2005 was a pivotal year for Avalon and we believe it will be the springboard for our growth in future years,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “We became a clinical stage oncology company by advancing AVN944 into a Phase I trial, made significant progress in drug discovery with two of our internal drug discovery programs moving into lead optimization and established two new discovery partnerships. In addition, we improved our financial position through the completion of our IPO.”

FOURTH QUARTER AND RECENT OPERATIONAL HIGHLIGHTS

•	AVN944: Our U.S. Phase I clinical trial with AVN944 began enrollment of patients. At present, three patients have completed a full cycle of dosing, and no adverse effects of study drug have been observed. The Phase I clinical trial is an open-label, repeat dose-escalation study for the evaluation of the safety and tolerability of AVN944 in adult patients with advanced hematological malignancies including those with leukemia, lymphoma or myeloma. The study is designed to determine the optimal dose with which to advance to Phase II efficacy trials, and determine the utility of a set of biomarkers discovered through AvalonRx® in identifying responsive patients. In the current study, as many as 36 patients could receive AVN944 at or near this optimal dose. Currently, this trial is being conducted at four leading cancer centers in the United States, including the University of Arkansas for Medical Sciences, The University of Texas MD Anderson Cancer Center, Stanford University, and The Ohio State University Comprehensive Cancer Center — Arthur G. James Cancer Hospital and Richard J. Solove Research Institute. Information on the trial, including other site locations when they initiate treatment, is available at the National Institutes of Health clinical trial database at www.ClinicalTrials.gov (a service of the U.S. National Institutes of Health developed by the National Library of Medicine).

•	Â-catenin and Aurora kinase programs: In the fourth quarter, sufficient progress was completed on characterization and exploratory chemistry around hits from Avalon’s two discovery programs, so that one family was selected from each program for lead optimization. Avalon’s goal is to select a compound from each program by the end of 2006 for full pre-clinical development.

•	MedImmune and Novartis programs: Significant progress continued on the MedImmune program during the fourth quarter and we anticipate screening to be initiated around the MedImmune target pathway in first quarter of 2006. The scientific plan for the Novartis program was developed during the fourth quarter of 2005 with the majority of the work related to the collaboration expected in 2006.

•	Private Financing: In February 2006, Avalon raised $7.25 million through a private placement of common stock to Biotech Value Fund and other institutional investors. The proceeds from this financing will allow us to expand our internal oncology drug discovery programs and take greater advantage of the AvalonRx® engine without compromising our progress on AVN944 and other more mature programs.

•	Addition to the Board of Directors: Effective March 1, 2006, William H. Washecka joined the board of directors. This addition brings the Avalon Board to nine members and adds a proven leader with significant expertise in finance, accounting and business planning.

FINANCIAL DETAILS

•	Total revenues increased to $795,889, for the three months ended December 31, 2005, compared to $775,000 for the three months ended December 31, 2004. Substantially all 2005 revenues are related to the collaboration agreement with MedImmune, Inc. A small portion of revenue was attributable to collaborations with Novartis and the University of Louisville. Total revenues decreased to $1,543,532, for the twelve months ended December 31, 2005, compared to $1,900,000 for the twelve months ended December 31, 2004. All 2005 revenues were earned during the last half of 2005.

•	Operating expenses. Total costs and expenses from operations increased to $4.0 million for the three months ended December 31, 2005, compared to $3.7 million for the three months ended December 31, 2004. This increase is primarily related to an accrual for year-end performance bonuses and audit fees. Total costs and expenses from operations increased to $20.9 million for the twelve months ended December 31, 2005, compared to $15.0 million for the twelve months ended December 31, 2004. The twelve month period during 2005 included a $5 million expense related to our in-licensing agreement with Vertex Pharmaceuticals.

•	Net loss was $3.0 million for the fourth quarter of 2005, compared to a net loss of $3.0 million in the fourth quarter of 2004. For the twelve months of 2005, net loss was $19.3 million, compared to a net loss of $13.7 million in the twelve months of 2004.

•	Net loss per share applicable to common stockholders during the fourth quarter of 2005 was $(0.37) compared to a loss of $(26.02) in the comparable quarter of last year. During the twelve months of 2005, net loss per share applicable to common stockholders was $(9.58) compared to a net loss per share of $(117.65) in the twelve months of 2004. At the end of 2005, 8,407,376 common shares were outstanding, compared to 2,129,388 weighted average number of common shares outstanding at December 31, 2005.

•	As of December 31, 2005, cash, cash equivalents and marketable securities totaled $27.7 million. Of this amount, $6.3 million was held in a restricted account to serve as collateral for our long-term debt.

CONFERENCE CALL & WEBCAST INFORMATION

Avalon Pharmaceutical’s senior management will host a conference call on Wednesday, March 8, 2006 at 8:00 am EST. During the call, Dr. Kenneth C. Carter, President and CEO, Gary Lessing, Executive Vice President and Chief Financial Officer and Dr. David Bol, Vice President, Pharmaceutical Development will discuss the quarterly and annual results and other corporate activities. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing (866)202-3048 (in the U.S.) and (617)213-8843 (internationally) and providing the participant passcode 38984860. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available through April 30, 2006 on Avalon’s website.

About Avalon Pharmaceuticals, Inc.
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics for the treatment of cancer. Avalon seeks to discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently considered intractable using conventional HTS approaches, allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy that can stratify patients or provide early indicators of response. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to progress in our drug discovery programs and our Medimmune and Novartis collaborations, use of the proceeds of the private placement in future drug discovery programs, the potential to expand Avalon’s cancer pipeline, the ability to take greater advantage of the AvalonRx® engine and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful, the cancer pipeline may not be expanded, Avalon may not be able to take greater advantage of the AvalonRx® engine and AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success.

AVALON PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS
(Unaudited)
Dollars in thousands except for per share amounts.

	Three Months Ended	December 31,	Twelve months Ended	December 31,
	2005	2004	2005	2004
Revenues	$796	$775	$1,544	$1,900
Costs and expenses:
Research and development	2,601	2,535	15,789	10,680
General and administrative	1,432	1,116	5,066	4,325
Total costs and expenses	4,033	3,652	20,855	15,005

Loss from operations	(3,237)	(2,876)	(19,311)	(13,105)
Total other income (expense):	263	(106)	15	(554)

Net Loss	(2,974)	(2,982)	(19,296)	(13,659)
Accretion of convertible preferred
Stock issuance costs	(0)	(363)	(1,111)	(1,449)
Net loss attributed to common stockholders	$(2,974)	$(3,345)	$(20,407)	$(15,108)

Net loss attributed to common stockholders
per common share — basic and diluted	$(0.37)	$(26.02)	$(9.58)	$(117.65)

Weighted average number of
common share — basic and diluted*	8,057,996	128,545	2,129,388	128,417

* Includes the issuance of 2,700,000 shares of common stock and the conversion of all outstanding preferred stock and convertible notes into 5,525,166 shares of common stock upon the close of the
IPO in October 2005.

AVALON PHARMACEUTICALS, INC.

BALANCE SHEETS
(Unaudited)
Dollars in thousands.

	December 31,	December 31,
	2005	2004
ASSETS
Cash, cash equivalents and marketable securities	$21,435	$8,209
Total current assets	$23,365	$8,833
Restricted cash and securities	6,313	6,100
Total assets	$41,282	$29,292
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Total current liabilities	$5,515	$3,288
Long-term liabilities	9,884	11,366
Total stockholders’ equity	25,883	14,638
Total liabilities, redeemable convertible preferred stock and	$41,282	$29,292
stockholders’ deficit

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